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                                                                      EXHIBIT 13


                      SECOND AMENDMENT TO RIGHTS AGREEMENT


         This Second Amendment (the "Amendment"), dated as of this 30th day of June, 1997, amends the Rights Agreement (the "Rights Agreement"), dated as of September 8, 1994, as amended as of April 19, 1995, between Fusion Systems Corporation, a Delaware corporation (the "Company"), and BankBoston, N.A. (formerly The First National Bank of Boston), as Rights Agent (the "Rights Agent"). All terms not otherwise defined herein shall have the meaning given such terms in the Rights Agreement.

         WHEREAS, the Board of Directors of the Company has approved and adopted an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 30, 1997, by and among Eaton Corporation, an Ohio corporation ("Eaton"), ETN Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Eaton, and the Company;

         WHEREAS, the Merger Agreement contemplates certain amendments to the Rights Agreement; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Right Certificates.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

         1.       Amendment.
                  ---------

                  (a) Section 1(a) of the Rights Agreement is hereby amended by adding the following at the end of the first sentence thereof:

                  ", or Eaton Corporation, an Ohio corporation ("Eaton"), or any Affiliate of Eaton, PROVIDED, HOWEVER, that for purposes of this Agreement, Associates of Eaton or its Affiliates shall not be deemed to beneficially own any shares of Common Stock which are beneficially owned by Eaton or its Affiliates"

                  (b) Section 1(uu) of the Rights Agreement is hereby amended by adding the following at the end thereof:

                  "provided that no Triggering Event shall be deemed to occur by reason of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of June 30, 1997, including any amendment or supplement thereto (the "Merger Agreement"), by and among Eaton, ETN Acquisition Corp., a Delaware corporation, and the Company, the announcement of consummation of the Offer

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                  or the Merger (as such terms are defined in the Merger
                  Agreement) or the consummation of the other transactions contemplated by the Merger Agreement."

                  (c) Clause (ii) of Section 3(a) of the Rights Agreement is hereby amended by adding the following to the end of the second parenthetical clause therein:

                  ", or Eaton or any Affiliate of Eaton"

                  (d) Section 11(a)(ii)(B) of the Rights Agreement is hereby amended by adding the following to the end of the first parenthetical clause therein:

                  ", or Eaton or any Affiliate of Eaton"

         2.       Miscellaneous.
                  -------------

                  (a) CHOICE OF LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  (b) COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (c) SEVERABILITY. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

                  (d) EXISTING TERMS. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.

                  (e) EFFECTIVE DATE. This Second Amendment to Rights Agreement shall be effective on the date hereof, provided, however, that if the Merger Agreement is terminated in accordance with its terms prior to the purchase by Eaton or an Affiliate of Eaton of a number of shares of Common Stock sufficient to satisfy the Minimum Condition (as such term is defined in the Merger Agreement), then this Second Amendment to Rights Agreement shall immediately and without any further action by the Company, the Rights Agent or any other Person, be rescinded in full and the Rights Agreement shall immediately, and without any further action by the Company, the Rights Agent or any other Person, be reinstated to its terms and conditions as in effect prior to the execution hereof by the Company and the Rights Agent.


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed and delivered by its duly authorized officer on the day and year first above written.

The Company:                                     Rights Agent:

FUSION SYSTEMS CORPORATION                       BANKBOSTON, N.A.


By:   /s/ Leslie S. Levine                       By:   /s/ Michael J. Lapolla
      --------------------                             ----------------------
Name:  Leslie S. Levine                          Name:  Michael J. Lapolla
Title:  Pres. and CEO                            Title:  Administration Manager